Exhibit 99.1

NEWS RELEASE

Joseph Reece Appointed Chairman of NCR Board of Directors

ATLANTA, May 4, 2023 – NCR Corporation (NYSE: NCR), a leading enterprise technology provider, today announced Joseph “Joe” Reece, co-founder and managing partner of SilverBox Capital LLC, was elected chairman of its Board of Directors, effective May 2.

Reece became an NCR director and was appointed independent lead director on November 4, 2022. He has more than 35 years of experience advising public and private corporations and boards.

“I am humbled by the board’s confidence in my leadership,” said Reece. “I look forward to continued partnership with the NCR management team as we work to complete our transition into two publicly traded companies, enhancing shareholder value and keeping our customers first.”

“Joe’s deep experience is invaluable in NCR’s ongoing transformation and our successful separation,” said Michael D. Hayford, NCR CEO. “Since he joined our board six months ago, he has provided important perspective and counsel and I look forward to our continued collaboration.”

Frank R. Martire, who was named executive chairman in April 2018, has retired. During his tenure, he enabled NCR’s growth as a software-led, as a Service company. His leadership enabled NCR to transform, connect and run our customers’ technology platforms, building market leadership and shareholder value.

“Frank instilled a customer-first culture at NCR during an important time of growth and change,” said Hayford. “I am grateful for his partnership and wish him the best in his next chapter.”

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in transforming, connecting and running technology platforms for self-directed banking, stores and restaurants. NCR is headquartered in Atlanta, Georgia, with 35,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

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Scott Sykes

NCR Corporation

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Michael Nelson

NCR Corporation

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michael.nelson@ncr.com